CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ADMINISTRATIVE SERVICE AGREEMENT

This Administrative Service Agreement (the “Agreement”), effective November 1, 2018 is made by and between Nationwide Financial Services, Inc. (“NFS”) and John Hancock Investment Management Services, LLC (the “Company”);

WHEREAS, the Company is responsible for certain administrative functions associated with each series of the Funds (each a “Fund”) set forth on Exhibit A, which may be amended from time to time; and

WHEREAS, NFS or its designee provide certain administrative services to the owners (“Contract Owners”) of certain variable annuity contracts and/or variable life insurance policies (collectively, the “Variable Products”) issued by Nationwide Life Insurance Company, and Nationwide Life and Annuity Insurance Company, (collectively, “Nationwide”) through certain Nationwide Variable Accounts (the “Variable Accounts”); and

WHEREAS, the Funds will be included as underlying investment options for the Variable Products issued by Nationwide through the Variable Accounts pursuant to a Fund Participation Agreement (the “Participation Agreement”) previously or contemporaneously entered into by Nationwide and John Hancock Distributors, LLC (the “Distributor”) and the Funds; and

WHEREAS, the Company recognizes substantial savings of administrative expenses as a result of NFS or its subsidiaries performing the administrative services described in Exhibit B (“Services”) on behalf of the Funds; and

NOW, THEREFORE, NFS and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as underlying investment options in the Variable Products issued by Nationwide, subject to the following:

1.	NFS or its designee agrees to provide Services for the contract owners of the Variable Products who choose the Funds as underlying investment options.

2.

In consideration for the Services to be provided by NFS to the Variable Products pursuant to this Agreement, the Company will calculate and pay NFS a fee (“Administrative Service Fee”) at an annualized rate equal to the rates shown on Exhibit A of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.

3.

The Administrative Service Fees will be paid to NFS as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The Administrative Service Fees will be paid on a quarterly or monthly basis as determined by the Company.

4.

NFS and the Company agree that the Administrative Service Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services or the cost of distribution of the Funds.

5.

The parties agree that Administrative Service Fees will be paid to NFS according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts. This provision will survive termination of this Agreement and the termination of the related Fund Participation Agreement(s) with Nationwide.

6.

Either party may terminate this Agreement by at least 90 days’ written notice to the other party. In addition, either party may terminate this Agreement immediately upon written notice to the other: (1) if required by any applicable law or regulation; or (2) in case of a material breach of this Agreement by the other party. This Agreement will terminate immediately and automatically with respect to Funds held in the Variable Accounts upon the termination of the Fund Participation Agreement which governs a Fund’s inclusion as an underlying investment option in the Variable Products and in such event no notice is required under this Agreement.

7.

Unless so terminated, this Agreement shall continue in effect as to a Fund for so long as the Company or its successor(s) in interest continues to be the investment adviser of the Fund, and for so long as the NFS provides the services contemplated under this Agreement with respect to Variable Products under which values or monies are allocated to a Fund.

8.	Each notice required by this Agreement shall be given by wire and confirmed in writing to:

If to NFS:

Nationwide Financial

One Nationwide Plaza, 05-02-210A

Columbus, Ohio 43215

Attention: VP, IMG External Funds Management Operations

If to the Company:

John Hancock Investment Management Services, LLC

200 Berkeley Street

Boston, Massachusetts 02117

Attention: Andrew Arnott

9.

This Agreement shall be construed and the provisions hereof interpreted in accordance with the laws of Ohio. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.

10.

Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

11.	Each of the parties to this Agreement may disclose the annual fees payable to Nationwide under this Agreement as set forth in Exhibit A.

12.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties except that upon notice to the other party either party may assign this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets.

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.

NATIONWIDE FINANCIAL SERVICES, INC.

By:	/s/ Steven D. Pierce
Name:	Steven D. Pierce
Title:	VP, IMG External Funds Management Operations

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	/s/ illegible
Name:
Title:

EXHIBIT A

TO ADMINISTRATIVE SERVICE AGREEMENT

Fund	Administrative Service Fee
Emerging Markets Value Trust	[***]

EXHIBIT B

TO ADMINISTRATIVE SERVICE AGREEMENT

Services Provided by NFS

Pursuant to the Agreement, NFS shall perform and incur expenses for all administrative services with respect to the Variable Products and their Contract Owners, including but not limited to, the following:

1.

Maintaining separate records for each Contract Owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such contract owners. NFS will maintain a single master account with each Fund on behalf of Contract Owners and such account shall be in the name of NFS (or its designee) as record owner of shares owned by Contract Owners.

2.	Disbursing or crediting to Contract Owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.

Preparing and transmitting to Contract Owners, as required by law, periodic statements showing the total number of shares owned by Contract Owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract Owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by Contract Owners.

4.	Supporting and responding to service inquiries from Contract Owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for Contract Owners.

6.	Generating written confirmations and quarterly statements to Contract Owners.

7.

Distributing to contract owners, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to Contract Owners and other materials that the Funds are required by law or otherwise to provide to their Contract Owners.

8.	Transmitting purchase and redemption orders to the Company or its designee on behalf of the Contract Owners.

9.

Each party shall provide the other party with such assistance as may reasonably requested with respect to the preparation and submission of reports and other documents pertaining to this Agreement to appropriate regulatory bodies and to the Board of Trustees of the Fund.

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